EXHIBIT 99.1

 For Further Information:
 United Financial Mortgage Corp.
 600 Enterprise Dr., Suite 206           Coffin Communications Group
 Oak Brook, IL 60523                     15300 Ventura Boulevard, Suite 303
 (630) 571-7222                          Sherman Oaks, CA 91403
 (630) 571-2623 Fax                      (818) 789-0100
 Contact: Steve Khoshabe                 (818) 789-1152 Fax
          Chief Financial Officer        Contact: Sean Collins, Partner
          sk@ufmc.com

 FOR IMMEDIATE RELEASE:

             UNITED FINANCIAL MORTGAGE CORP. APPOINTS INDEPENDENT
                                    ACCOUNTANTS

      March 29, 2002 -- United Financial Mortgage Corp (CSX:UFM) today announced that its Board of Directors has appointed Crowe, Chizek and Company L.L.P. as UFM's independent accounts for fiscal 2002. The action was based on a thorough evaluation process.

      "We look forward to working with Crowe, Chizek in the firm's new role as our independent accountants," said Mr. Khoshabe, UFM's Chairman and Chief Executive Officer.

      Prior to the selection of Crowe, Chizek, Craig Shaffer and Associates, Ltd., C.P.A. had served as the Company's independent accountants. "We value greatly the professional services provided by them over the years and appreciate the excellent work provided by them" said Mr. Khoshabe.


 About United Financial Mortgage

 United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has regional offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

 This press release may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.